Filed pursuant to Rule 424(b)(7)

Registration No. 333-212149

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 30, 2016)

280,000 Shares

Common Stock

This prospectus supplement of NV5 Global, Inc. supplements and amends the prospectus dated June 30, 2016 relating to the resale from time to time by Roth Capital Partners, LLC (the “Selling Stockholder”) and certain exercising warrantholders of up to 280,000 shares of our common stock, $0.001 par value per share. In March 2018, we issued 140,000 shares of common stock in connection with the exercise by the Selling Stockholder of Warrants (as defined in the accompanying prospectus) prior to the expiration thereof. The Selling Stockholder has advised us that it exercised such Warrants (and requested the filing of this prospectus supplement) in contemplation of the timing of the expiration of the Warrants, and not in connection with any immediate plans for disposal of the related shares.

The Selling Stockholder may offer the shares of common stock from time to time directly or through underwriters, broker or dealers and in one or more public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices, as further described herein. If the shares of common stock are sold through underwriters, broker-dealers or agents, the Selling Stockholder or purchasers of the shares will be responsible for underwriting discounts or commissions or agents’ commissions. The timing and amount of any sale is within the sole discretion of the Selling Stockholder.

We will not receive any proceeds from the sale of these shares by the Selling Stockholder.

Our common stock is listed on the NASDAQ Capital Market under the symbol "NVEE." The last reported sale price of our common stock on April 17, 2018 was $61.85 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus, the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and future filings with the Securities and Exchange Commission.

SELLING STOCKHOLDER

The information set forth in the following table regarding the beneficial ownership after resale of shares of common stock is based upon the assumption that the Selling Stockholder will sell all of the shares of common stock covered by this prospectus supplement and the accompanying prospectus.

Selling Stockholder	Class	Number of Shares Beneficially Owned	Percent of Class	Number of Shares Offered	Number of Shares of Class Beneficially Owned After Offering	Percentage of Shares of Class Beneficially Owned After Offering
Roth Capital Partners, LLC	Common Stock	280,000(1)(2)	2.6%	280,000	--	--

(1) Based on 10,987,777 shares of common stock outstanding as of April 11, 2018.

(2) Includes 140,000 shares issued upon exercise of Warrants in March 2018.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated April 18, 2018.